UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 17, 2005

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-5108	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts		02111
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.              Entry into a Material Definitive Agreement.

On March 17, 2005, the Registrant’s Board of Directors (the “Board”) established the compensation of directors for the 2005-2006 period, as follows:

Directors who are also employees of Registrant or of its subsidiary State Street Bank and Trust Company do not receive any compensation for serving as directors or as members of committees.  For the period April 2005 through March 2006, directors who are not employees of Registrant or of State Street Bank and Trust Company will receive the following compensation:

•                  annual retainer - $50,000, payable at their option in shares of common stock of State Street or in cash

•                  meeting fees - $1,500 for each Board and committee meeting attended

•                  an award of shares of deferred stock in an amount equal to $100,000 divided by the closing price of the common stock on April 19, 2005, payable (together with additional stock amounts to reflect dividend and distribution amounts paid during deferral) after the director leaves the Board

•                  an additional annual retainer for the Lead Director of $20,000, payable in cash

•                  an additional annual retainer for the Examining and Audit Committee Chair of $20,000, payable in cash

•                  an additional annual retainer for each of the Executive Committee Chair, Nominating and Corporate Governance Committee Chair, and Executive Compensation Committee Chair of $5,000, payable in cash

The directors may elect to defer either 50% or 100% of fees and compensation payable during any calendar year pursuant to State Street’s Deferred Compensation Plan for Directors, until after the director leaves the Board or attains a specified age. Under the plan, deferred cash amounts accrue interest during deferral at a rate equal to the effective yield on 360-day Treasury bills, and deferred stock amounts are adjusted to reflect dividend and distribution amounts paid during deferral.

The directors who are not employees also receive travel accident insurance and are entitled to receive reimbursement for travel expenses or to be provided transportation in attending Board meetings and functions, and complimentary parking at State Street’s headquarters building in Boston.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ Edward J. Resch
Name:	Edward J. Resch
Title:	Executive Vice President, and Chief Financial Officer

Date: March 23, 2005